EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alaska Air Group, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333‑212657, 333‑176051, 333‑168293, and 333‑151743) on Form S‑8 of Alaska Air Group, Inc. (the Company) of our reports dated February 28, 2017, with respect to the consolidated balance sheets of Alaska Air Group, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive operations, shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of Alaska Air Group, Inc.
Our report dated February 28, 2017 on the effectiveness of internal control over financial reporting as of December 31, 2016 contains an explanatory paragraph that states that the Company acquired Virgin America Inc. (Virgin America) during 2016, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, Virgin America’s internal control over financial reporting associated with total assets that represented approximately 33% of the Company’s consolidated assets, and revenue that represented approximately 2% of the Company’s consolidated operating revenues included in the consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Alaska Air Group, Inc. also excluded an evaluation of the internal control over financial reporting of Virgin America.

/s/ KPMG LLP

Seattle, Washington
February 28, 2017